Exhibit 20.02
                                                                 -------------


                           CERTIFICATE OF OFFICER
                                       OF
                              LENNAR PARTNERS, INC.

                         Pooling and Servicing Agreement
   dated as of July 1, 1996, (the "Agreement"), by and among Chase Commercial Mortgage Securities Corp., as Depositor, The Chase Manhattan Bank, as Servicer,
  LaSalle National Bank, as Trustee, ABN AMRO Bank, N.V., as Fiscal Agent, and
                   Lennar Partners, Inc., as Special Servicer

The undersigned, David Levin, as President of LENNAR PARTNERS, INC., a Florida Corporation (the "Company"), in accordance with section 3.13 of the Agreement, hereby certifies on behalf of the Company that (i) a review of the activities of the Company during the period from July 30, 1996 through December 31, 1996 and of the Company's performance under the Agreement has been performed under my supervision, (ii) to the best of my knowledge, based on such review, the Company has maintained an effective internal control system relating to its servicing of the Mortgage Loans serviced by the Company and has fulfilled in all material respects its obligations under this Agreement throughout such period ended
December 31, 1996, and (iii) the Company has received no notice regarding qualification or challenging the status of the Trust Fund as a REMIC from the IRS or any other governmental agency or body.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Certificate.

Dated as of April 28, 1997.


                                              /s/ David Levin
                                                  -----------
                                                  David Levin, Vice President


Chase 1 996-c 1